EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 10th day of July, 2013 (the “Effective Date”), by and between Kindred Healthcare Operating, Inc., a Delaware corporation (the “Company”), and Richard A. Lechleiter (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is employed by the Company, a wholly-owned subsidiary of Kindred Healthcare, Inc. (“Parent”), and the parties hereto desire to provide for the terms of Executive’s employment by the Company; and

WHEREAS, the Executive Compensation Committee of the Board of Directors of the Parent has determined that it is in the best interests of the Company and Parent to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Executive agree as follows:

1. Employment. The Company hereby agrees to employ Executive and Executive hereby agrees to be employed by the Company on the terms and conditions herein set forth. The term of this Agreement shall be for the period commencing on the Effective Date and ending January 15, 2014 (the “Term”), subject to earlier termination as provided in Section 6 hereof.

2. Duties. Executive is engaged by the Company as Executive Vice President and Chief Financial Officer of Kindred Healthcare, Inc.

3. Extent of Services. Executive, subject to the direction and control of the Board of Directors of the Parent (the “Board”) and the Company, shall have the power and authority commensurate with his executive status and necessary to perform his duties hereunder. During the Term, Executive shall devote his entire working time, attention, labor, skill and energies to the business of the Company, and shall not, without the consent of the Company, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage.

4. Compensation. As compensation for services hereunder rendered, Executive shall receive during the Term:

(a) A base salary (“Base Salary”) of not less than his current base salary per year payable in equal installments in accordance with the Company’s normal payroll procedures.

(b) During the Term, in addition to Base Salary, Executive will be eligible to participate in the Company’s short-term and long-term incentive plans, as such plans may be in effect from time to time.

5. Benefits.

(a) Executive shall be entitled to participate in any and all pension benefit (whether tax qualified or non-qualified), welfare benefit (including, without limitation, medical, dental, disability and group life insurance coverages) and fringe benefit plans from time to time in effect for officers of the Company and its affiliates.

(b) Executive may be entitled to participate in such other bonus or other incentive compensation plans of the Company and its affiliates in effect from time to time for officers of the Company.

(c) Executive shall be entitled to earn paid time off subject to the Company’s policies, as in effect from time to time. The Executive shall schedule the timing of such paid time off in a reasonable manner. The Executive also may be entitled to such other leave, with or without compensation, as shall be mutually agreed by the Company and Executive.

(d) Executive may incur reasonable expenses for promoting the Company’s business, including expenses for entertainment, travel and similar items. The Company shall reimburse Executive for all such reasonable expenses in accordance with the Company’s reimbursement policies and procedures, as may be in effect from time to time.

6. Termination of Employment.

(a) Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Term. If the Company determines in good faith that the Disability of Executive has occurred during the Term (pursuant to the definition of Disability set forth below) it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean Executive’s absence from his full-time duties hereunder for a period of 90 days due to disability as defined in the long-term disability plan provided to Executive by the Company.

(b) Cause. The Company may terminate Executive’s employment during the Term for Cause. For purposes of this Agreement, “Cause” shall mean the Executive’s (i) conviction of or plea of nolo contendere to a crime involving moral turpitude; or (ii) willful and material breach by Executive of his duties and responsibilities, which is committed in bad faith or without reasonable belief that such breaching conduct is in the best interests of the Company and its affiliates, but with respect to (ii) only if the Board adopts a resolution by a vote of at least 75% of its members so finding after giving the Executive and his attorney an opportunity to be heard by the Board and a reasonable opportunity of not less than 30 days to remedy or correct the purported breaching conduct.

Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(c) Good Reason. Executive’s employment may be terminated by Executive during the Term for Good Reason. “Good Reason” shall exist upon the occurrence, without Executive’s express written consent, of any of the following events:

(1) a material adverse change in Executive’s authority, duties or responsibilities (including, without limitation, the Company assigning to Executive duties of a substantially nonexecutive or nonmanagerial nature) (other than any such change directly attributable to the fact that the Company is no longer publicly owned); provided, however, “Good Reason” shall not exist in the event the Company hires a replacement chief financial officer during the Term.

(2) the Company shall materially reduce the Base Salary or annual bonus opportunity of Executive;

(3) the Company shall require Executive to relocate Executive’s principal business office more than 30 miles, provided that the Executive and the Company acknowledge that Executive’s principal business office is 680 South Fourth Street, Louisville, Kentucky 40202; or

(4) a material breach by the Company of Section 5(a) or Section 9(c) of this Agreement.

For purposes of this Agreement, “Good Reason” shall not exist until after Executive has given the Company notice of the applicable event within 90 days of the initial occurrence of such event and which is not remedied within 30 days after receipt of written notice from Executive specifically delineating such claimed event and setting forth Executive’s intention to terminate employment if not remedied; provided, that if the specified event cannot reasonably be remedied within such 30-day period and the Company commences reasonable steps within such 30-day period to remedy such event and diligently continues such steps thereafter until a remedy is effected, such event shall not constitute “Good Reason” provided that such event is remedied within 60 days after receipt of such written notice.

(d) Expiration of the Term. In the event the Executive is an employee of the Company on January 15, 2014, the Executive’s employment with the Company shall terminate as of such date and shall, for purposes of this Agreement, be deemed a termination by the Company other than for Cause.

(e) Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the intended termination date (which date, in the case of a termination for Good Reason, shall be not more than thirty days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(f) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the later of the date specified in the Notice of Termination or the date that is one day after the last day of any applicable cure period, (ii) if Executive’s employment is terminated by the Company other than for Cause (other than as set forth in Section 6(d) hereof) or Disability, or Executive resigns without Good Reason, the Date of Termination shall be the date on which the Company or Executive notified Executive or the Company, respectively, of such termination, (iii) January 15, 2014, if Executive’s employment is terminated as a result of the expiration of the Term as provided for in Section 6(d) hereof and (iv) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

7. Obligations of the Company Upon Termination. Following the termination of Executive’s employment hereunder for any reason, the Company shall pay Executive his Base Salary through the Date of Termination and any amounts owed to Executive pursuant to the terms and conditions of the benefit plans and programs of the Company at the time such payments are due. In addition, subject to Sections 7(e) and 7(f) hereof and the conditions set forth below, Executive shall be entitled to the following additional payments:

(a) Good Reason; Other than for Cause; Death or Disability. If the Company shall terminate Executive’s employment other than for Cause (including for this purpose, any termination pursuant to Section 6(d) hereof), or the Executive shall terminate his employment for Good Reason, or Executive’s employment terminates due to death or Disability:

(1) on the first business day following the conclusion of the fourteenth (14) day calendar period following the Date of Termination, the Company shall pay to Executive a cash severance payment in an amount equal to $1,072,800.

(2) in satisfaction of the bonus Executive would otherwise be eligible to earn under the short-term incentive plan in respect of the 2013 calendar year, the Company shall pay to Executive an amount equal to the annual bonus, if any, to which the Executive would have been entitled for the year of 2013 had Executive’s employment with the Company not been terminated, as determined in accordance with the terms and conditions of the short-term incentive plan of the Company. Such amount, if any, shall be paid on the date when such amounts would otherwise have been payable to the Executive if Executive’s employment with the Company had not terminated as determined in accordance with the terms and conditions of the short-term incentive plan of the Company. Executive acknowledges that he will not participate in the Company’s short-term incentive plan for the 2014 calendar year.

(3) in satisfaction of the bonus Executive would otherwise be eligible to earn under the long-term incentive plan in respect of the 2013 calendar year, the Company shall pay to Executive an amount equal to the bonus, if any, to which the Executive would have been entitled for the year of 2013 had Executive’s employment with the Company not been terminated, as determined in accordance with the terms and conditions of the long-term incentive plan of the Company. Such amount, if any, and any amounts previously earned by Executive under the long-term incentive plan shall be paid on the date when such amounts would otherwise have been payable to the Executive if Executive’s employment with the Company had not terminated as determined in accordance with the terms and conditions of the long-term incentive plan of the Company. Executive acknowledges that he will not participate in the Company’s long-term incentive plan for the 2014 calendar year.

(4) For a period of 30 months following the Date of Termination (the “Benefit Continuation Period”), the Executive shall be treated as if he had continued to be an Executive for all purposes under the Company’s health insurance plan and dental insurance plan; or if the Executive is prohibited from participating in such plans, the Company shall otherwise provide such benefits. Executive shall be responsible for any costs for such insurance coverage; provided, however, that the Company will pay to Executive a lump sum payment equal to the monthly employer subsidy of such costs for the duration of the Benefit Continuation Period, plus an amount necessary to cover any incremental taxes incurred by Executive related to such payment. Following the Benefit Continuation Period, the Executive shall be entitled to receive continuation coverage under Part 6 of Title I of ERISA by treating the end of this period as the applicable qualifying event (i.e., as a termination of employment) for the purposes of ERISA Section 603(2) and with the concurrent loss of coverage occurring on the same date, to the extent allowed by applicable law.

(5) For the Benefit Continuation Period, the Company shall maintain in force the Executive’s life insurance in effect under the Company’s voluntary life insurance benefit plan as of the Date of Termination. Executive shall be responsible for any costs for such insurance coverage; provided, however, that the Company will pay to Executive a lump sum payment equal to the monthly employer subsidy of such costs for the duration of the Benefit Continuation Period, plus an amount necessary to cover any incremental taxes incurred by Executive related to such payment. For purposes of clarification, the portion of the premiums in respect of such plan for which Executive and Company are responsible, respectively, shall be the same as the portion for which Company and Executive are responsible, respectively, immediately prior to the Date of Termination.

(6) For the Benefit Continuation Period, the Company shall provide short-term and long-term disability insurance benefits to Executive equivalent to the coverage that the Executive would have had if he had remained employed under the disability insurance plans applicable to Executive on the Date of Termination. Executive shall be responsible for any costs for such insurance coverage; provided, however, that the Company will pay to Executive a lump sum payment equal to the monthly employer subsidy of such costs for the duration of the Benefit Continuation Period, plus an amount necessary to cover any incremental taxes incurred by Executive related to such payment. Should Executive become disabled during such period, Executive shall be entitled to receive such benefits, and for such duration, as the applicable plan provides. For purposes of clarification, the portion of the premiums in respect of such short-term and long-term disability benefits for which Executive and Company are responsible, respectively shall be the same as the portion for which Executive and Company are responsible, respectively, immediately prior to the Date of Termination.

(7) Any outstanding unvested stock options or performance shares held by Executive on the Date of Termination shall continue to vest in accordance with their original terms (including any related performance measures) through July 15, 2015 as if Executive had remained an employee of the Company through the end of such period and any such stock option or performance shares that has not vested as of the conclusion of such period shall be immediately cancelled and forfeited as of such date. In addition, Executive shall have the right to continue to exercise any outstanding vested stock options held by Executive through July 15, 2015; provided that in no event shall Executive be entitled to exercise any such option beyond the original expiration date of such option. Any outstanding restricted stock award held by Executive as of the Date of Termination that would have vested on or before April 15, 2016 had Executive remained an employee of the Company through the end of such date shall be immediately vested as of the Date of Termination and any restricted stock award that would not have vested as of the conclusion of such period shall be immediately cancelled and forfeited as of such date.

(8) Notwithstanding anything in this Agreement to the contrary, in no event shall the provision of in-kind benefits pursuant to this Section 7 during any taxable year of Executive affect the provision of in-kind benefits pursuant to this Section 7 in any other taxable year of Executive.

(c) Cause; Other than for Good Reason. If Executive’s employment shall be terminated for Cause or Executive terminates employment without Good Reason (and other than due to such Executive’s death or Disability) during the Term, this Agreement shall terminate without further additional obligations to Executive under this Agreement.

(d) Death after Termination. In the event of the death of Executive during the period Executive is receiving payments pursuant to this Agreement, Executive’s designated beneficiary shall be entitled to receive the balance of the payments owed to the Executive hereunder; or in the event of no designated beneficiary, the remaining payments shall be made to Executive’s estate.

(e) General Release of Claims. Notwithstanding anything herein to the contrary, the amounts payable pursuant to this Section 7 are subject to the condition that Executive (or Executive’s guardian or executor, if applicable) has delivered to the Company an executed copy of an irrevocable general release of claims in the form attached hereto as Exhibit A on the Date of Termination.

(f) Consulting Agreement. Notwithstanding anything herein to the contrary, the amounts payable pursuant to this Section 7 are subject to the condition that Executive has delivered to the Company an executed copy of the Consulting Agreement in the form attached hereto as Exhibit B (the “Consulting Agreement”) on the Date of Termination unless such termination is a result of Executive’s death, Disability or for Cause. The Company agrees to execute the Consulting Agreement unless Executive’s termination is a result of Executive’s death, Disability or for Cause.

(g) Six Month Delay for Specified Employee. Notwithstanding anything herein to the contrary, if at the time of Executive’s separation from service Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the payments to which Executive would otherwise be entitled during the first six months following his separation from service shall be deferred and accumulated (without any reduction in such payments or benefits ultimately paid or provided to Executive) for a period of six months from the date of separation from service and paid in a lump sum on the first day of the seventh month following such separation from service (or, if earlier, the date of the Executive’s death), together with interest during such period at a rate computed by adding 2.00% to the Prime Rate as published in the Money Rates section of the Wall Street Journal, or other equivalent publication if the Wall Street Journal no longer publishes such information, on the first publication date of the Wall Street Journal or equivalent publication after the date of Executive’s separation from service (provided that if more than one such Prime Rate is published on any given day, the highest of such published rates shall be used).

8. Disputes. Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the City of Louisville, Kentucky, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The Company shall pay all costs of the arbitration and all reasonable attorneys’ and accountants’ fees of the Executive incurred in connection therewith, including any litigation to enforce any arbitration award.

9. Successors.

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company, its Parent and their successors and assigns.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which Executive’s services are principally performed, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10. Other Severance Benefits. Executive hereby agrees that in consideration for the payments to be received under this Agreement, Executive waives any and all rights to any payments or benefits under any severance plans or arrangements of the Company or its affiliates that specifically provide for severance payments, other than the Change in Control Severance Agreement between the Company and Executive (the “Change in Control Severance Agreement”).

11. Withholding. All payments to be made to Executive hereunder will be subject to all applicable required withholding of taxes.

12. No Mitigation. Executive shall have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such compensation. Further, the Company’s and Parent’s obligations to make any payments hereunder shall not be subject to or affected by any setoff, counterclaims or defenses which the Company or Parent may have against Executive or others.

13. Non-solicitation. From the Effective Date until January 15, 2016 (the “Non-solicitation Period”), Executive shall not directly or indirectly, individually or on behalf of any person other than the Company, aid or endeavor to solicit or induce any of the Company’s or its affiliates’ employees to leave their employment with the Company or such affiliates in order to accept employment with Executive or any other person, corporation, limited liability company, partnership, sole proprietorship or other entity; provided, however, that the foregoing shall not restrict Executive or any other person from conducting general solicitations or advertisements not directed specifically at employees of the Company or its affiliates, or from employing any employee who responds to any such general solicitation or advertisement or who otherwise initiates a request for employment. If the restrictions set forth in this section would otherwise be determined to be invalid or unenforceable by a court of competent jurisdiction, the parties intend and agree that such court shall exercise its discretion in reforming the provisions of this Agreement to the end that

Executive will be subject to a non-solicitation covenant which is reasonable under the circumstances and enforceable by the Company. It is agreed that no adequate remedy at law exists for the parties for violation of this section and that this section may be enforced by any equitable remedy, including specific performance and injunction, without limiting the right of the Company to proceed at law to obtain such relief as may be available to it. The running of the Non-solicitation Period shall be tolled for any period of time during which Executive is in violation of any covenant contained herein, for any reason whatsoever. This Section 13 shall survive this Agreement.

14. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by telephone facsimile transmission, personal or overnight couriers, or registered mail with confirmation or receipt, addressed as follows:

If to Executive:

Richard A. Lechleiter

601 Club Lane

Louisville, KY 40207

If to Company:

Kindred Healthcare Operating, Inc.

680 South Fourth Street

Louisville, KY 40202

Attn: General Counsel

15. Waiver of Breach and Severability. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

16. Entire Agreement; Amendment. This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter hereof. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and such officer of the Company specifically designated by the Board.

17. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Kentucky.

18. Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

20. Survival. Any provision of this Agreement creating obligations extending beyond the Term of this Agreement shall survive the expiration or termination of this Agreement, regardless of the reason for such termination.

21. Cancellation of Prior Agreement. The Executive hereby acknowledges and agrees that this Agreement is intended to and does hereby replace that certain employment agreement dated December18, 2008, between the Company and the Executive, and that such agreement is cancelled, terminated and of no further force and effect.

22. Section 409A. If any provision of this Agreement (or any award of compensation or benefits provided under this Agreement) would cause Executive to incur any additional tax or interest under Section 409A of the Code, the Company shall reform such provision to comply with 409A and agrees to maintain, to the maximum extent practicable without violating 409A of the Code, the original intent and economic benefit to Executive of the applicable provision; provided that nothing herein shall require the Company to provide Executive with any gross-up for any tax, interest or penalty incurred by Executive under Section 409A of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KINDRED HEALTHCARE OPERATING, INC.

By:	/s/ Paul J. Diaz
Paul J. Diaz
Chief Executive Officer

Solely for the purpose of Section 7 and Section 9

KINDRED HEALTHCARE, INC.

By:	/s/ Paul J. Diaz
Paul J. Diaz
Chief Executive Officer

/s/ Richard A. Lechleiter
RICHARD A. LECHLEITER

EXHIBIT A

This Separation Agreement and Release of Claims (“Agreement”) is entered into by Richard A. Lechleiter and all of his agents, successors and assigns (“Employee”), and Kindred Healthcare Operating, Inc. (“Kindred”) and all companies related to Kindred and all of its affiliates, subsidiaries or related companies, past and present (collectively, the “Company”).

WHEREAS, Employee and Company hereby desire to settle all disputes and issues related to the termination of Employee from his services to the Company.

WHEREAS, Employee acknowledges the cash payments and other consideration provided to Employee under the terms of that Employment Agreement dated July 10, 2013 (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the premises and the terms and conditions contained herein and in the Employment Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. Resignation. Employee is hereby terminated from all capacities and positions with the Company effective January 15, 2014 (“Date of Termination”).

2. Employee Acknowledgment and Release. Employee expressly acknowledges that the cash payments and other consideration provided to Employee under Section 7 of the Employment Agreement include consideration for the settlement, waiver, release and discharge of any and all claims or actions arising from Employee’s employment, the terms and conditions of Employee’s employment, or Employee’s termination of employment with the Company, including claims of employment discrimination, wrongful termination, unemployment compensation or any claim arising under law or equity, express or implied contract, tort, public policy, common law or any federal, state or local statute, ordinance, regulation or constitutional provision. In addition, Employee expressly acknowledges that such payments include consideration for the satisfaction, settlement, waiver, release and discharge of any and all amounts that may otherwise be due to Employee under the Company’s short-term incentive plan and the Company’s long-term incentive plan.

(a) The claims released and discharged by Employee include, but are not limited to, claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; The Older Workers Benefit Protection Act (“OWBPA”); the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended; the Americans with Disabilities Act; the Fair Labor Standards Act; the Employee Retirement Income and Security Act of 1974, as amended; the National Labor Relations Act; the Labor Management Relations Act; the Equal Pay Act of 1963; the Pregnancy Discrimination Act of 1978; the Rehabilitation Act of 1973; workers’ compensation laws; Kentucky Wage and Hours Laws, claims before the Kentucky Commission for Human Rights and Kentucky Revised Statutes sections 341 et seq.

(b) Employee recognizes that by signing this Agreement, he may be giving up some claim, demand or cause of action which he now has or may have, but which is unknown to him.

(c) Employee agrees not to file any charges, complaints, lawsuits or other claims against the Company that relate in any manner to the Employee’s employment or the resignation or termination of Employee’s employment with the Company.

(d) Employee expressly waives any claims against the Company for alleged race, color, religious, sex, national origin, age or disability discrimination or harassment under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act of 1963; the Americans with Disabilities Act; the Family Medical Leave Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Rehabilitation Act of 1973; or any other federal or state law protecting against such discrimination or harassment.

(e) Employee acknowledges that the Company has not and does not admit that it engaged in any discrimination, wrong doing or violation of law on the Company’s part concerning Employee. Employee and the Company agree that by entering into this Agreement no discrimination, wrong doing, or violation of law has been acknowledged by the Company or assumed by Employee. Employee and the Company further acknowledge that this Agreement is not an admission of liability.

3. Employee Representations, Acknowledgements and Affirmations. Employee represents, acknowledges and affirms as follows:

(a) Employee has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Company;

(b) Except as expressly provided in the Employment Agreement, Employee has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled, other than the Company’s 401(k) plan if Employee is a plan participant and so vested;

(c) Employee affirms that he has been granted all leave to which he is/was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws and has not been subjected to retaliation for taking such leave;

(d) Employee has no known workplace injuries or occupational diseases and Employee has not been subjected to workers compensation retaliation;

(e) Employee has not divulged the Company’s proprietary or confidential information and will maintain the confidentiality of such information consistent with the Company’s policies and common law;

(f) Employee has no knowledge of any facts or circumstances that could constitute a violation of the Federal False Claims Act or similar state laws, and, with respect to the Company’s business, Employee has not reported any such potential claims to any government agency;

(g) Employee agrees that the Company has not retaliated against Employee for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud;

(h) Employee has returned all files, memoranda, documents, records, electronic records, credit cards, keys, passwords, REACH token, identification badge or other the Company property in his possession or will do so before accepting any monetary payment pursuant to the Employment Agreement; and

(i) Employee affirms that all of the Company’s decisions regarding Employee’s pay and benefits were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

4. Released Claims. Both parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that if any such claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

5. Confidentiality. Employee and the Company agree to keep the contents and terms of this Agreement confidential and not to voluntarily disclose the terms or amount of settlement to third parties. The only exception is that Employee may reveal the terms of this Agreement to his spouse, attorney, tax preparer or as otherwise required by law. The Company may reveal the terms of this Agreement to its attorneys, accountants, financial advisors, managerial employees, and any disclosure required by law or business necessity. In the event that either party breaches the confidentiality of this Agreement, the breaching party understands that the other party shall have the right to pursue all appropriate legal relief, including, but not limited to, attorneys’ fees and costs.

6. Public Statement. Employee further agrees not to make derogatory or negative remarks or comments about the Company, its affiliates and their respective directors, officers, shareholders, agents or employees, to any third parties, and not to otherwise defame the Company in any manner, including through any form of social media, except that Employee is privileged to comply with any legal obligation, including responding to a duly-authorized subpoena, to testify under oath or to provide documents that relate to the Company. In the event that Employee defames the Company, its affiliates and their respective directors, officers, shareholders, agents or employees, Employee understands that the Company shall have the right to pursue all appropriate legal relief, including but not limited to, attorneys’ fees and costs, and reimbursement of all monies paid under the Employment Agreement. Company agrees not to make derogatory or negative remarks or comments about Employee to any third parties, nor to otherwise defame the Employee in any manner. In the event that the Company defames Employee, Company understands that the Employee shall have the right to pursue all appropriate legal relief, including but not limited to, attorneys’ fees and costs.

7. Ability to Revoke.

(a) Employee acknowledges and agrees that the Company has advised him and encouraged him to consult with an attorney, and he has consulted with an attorney regarding this Agreement prior to signing below, and that he has been given a period of at least twenty one (21) days within which to consider this Agreement, including waiver of any ADEA and OWBPA age claims before voluntarily signing this Agreement.

(b) Employee agrees and understands that he may revoke this Agreement within seven (7) days after signing the Agreement, and that the Agreement shall not become effective or enforceable until the revocation period has expired.

(c) Any revocation of this Agreement must be made in writing and must actually be received by Joseph L. Landenwich, Kindred Healthcare, Inc., 680 South Fourth Street, Louisville, Kentucky 40202, before the expiration of the revocation period.

8. Confidential Information. At no time shall Employee divulge, furnish, or make accessible to anyone any confidential knowledge or information about the Company’s businesses or operations (except as required by law or order of court or other governmental agency) or any of the employees, clients, patients, customers or suppliers of the Company or with respect to any other confidential aspect of the businesses of the Company. Employee understands and agrees that any violation of this provision will cause the Company irreparable harm which cannot adequately be compensated by an award of money damages. As a result, Employee agrees that, in addition to any other remedy the Company may have, a violation of this Agreement may be restrained by issuance of an injunction by any court of competent jurisdiction. Employee further agrees to accept service of process by first class or certified United States mail. In the event the Employee fails to abide by this Section 8, Employee understands that the Company shall have the right to pursue reimbursement or setoff of all monies and benefits paid or to be paid under the Employment Agreement.

9. Cooperation. Employee agrees that should the Company request Employee’s cooperation in connection with litigation, government investigations or other administrative or legal proceeding arising out of events that are alleged to have occurred during, or which relate to, Employee’s employment with the Company, Employee shall cooperate fully with the Company or its designated agents. Employee shall be paid $350 per hour for all time required by the Company pursuant to this Section 9, and the Company agrees, upon prior written notice by Employee and approval of the need for legal services by the Company (which approval shall not be unreasonably withheld), to pay reasonable attorney’s fees incurred by Employee as a result of the compliance obligations of Employee under this Section 9. Employee further agrees to cooperate fully in disclosing to the Company or its designated agents, any information requested of him which Employee obtained during the course and scope of his employment with the Company, and to which other employees of the Company were not privy. In the event the Employee fails to abide by this Section 9, Employee understands that the Company shall have the right to pursue reimbursement or setoff of all monies and benefits paid or to be paid under the Employment Agreement.

10. Disputes. Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the City of Louisville, Kentucky, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The Company shall pay all costs of the arbitration and all reasonable attorneys’ and accountants’ fees of the Employee incurred in connection therewith, including any litigation to enforce any arbitration award.

11. Other Severance Benefits. Except as specifically provided in this Agreement, Employee hereby agrees that in consideration for the payments to be received under the Employment Agreement, Employee waives any and all rights to any payments or benefits under any plans, programs, contracts or arrangements of the Company that provide for severance payments or benefits upon a termination of employment, including, without limitation, the Company’s short-term incentive plan, the Company’s long-term incentive plan, and any Change in Control Severance Agreement between Employee and the Company. Employee and the Company acknowledge that Employee is not waiving any rights to amounts owed Employee under the Company’s Deferred Compensation Plan.

12. Withholding. All payments to be made to Employee under the Employment Agreement will be subject to all applicable required withholding of taxes.

13. Voluntary Action. Employee acknowledges that he has read and fully understands all of the provisions of this Agreement and that he is entering into this Agreement freely and voluntarily.

14. Notices. Except as expressly provided herein, any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by telephone facsimile transmission, personal or overnight couriers, or registered mail with confirmation of receipt, addressed as follows:

If to Employee:

Richard A. Lechleiter

601 Club Lane

Louisville, KY 40207

If to Company:

Kindred Healthcare Operating, Inc.

680 South Fourth Street

Louisville, KY 40202

Attn: Legal Department

15. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Kentucky.

16. Waiver of Breach and Severability. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

17. Entire Agreement; Amendment. This Agreement and the Employment Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter hereof including, without limitation, the Change in Control Severance Agreement between Employee and the Company. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Employee and a designated officer of the Company.

18. Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

KINDRED HEALTHCARE OPERATING, INC.

By:

Title:

EMPLOYEE

RICHARD A. LECHLEITER

EXHIBIT B

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into as of the 15th day of January, 2014 between Kindred Healthcare Operating, Inc., (“Kindred”) and Richard A. Lechleiter (“Consultant”).

WHEREAS, Kindred desires that Consultant provide certain services as requested by Kindred and Consultant has agreed to provide such services pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Consulting Services. Subject to the terms and conditions hereinafter set forth, Kindred and Consultant hereby agree that Consultant will provide services to Kindred as follows during the Term (as defined):

A. Services to be Provided. During the Term, Consultant agrees to work between ten to fifteen (10-15) hours per week providing consulting services as those services are generally set forth on Exhibit A and performing such other tasks reasonably requested of Consultant by Kindred (the “Consulting Services”). The Consultant shall perform the Consulting Services diligently, with his best efforts and to the standards generally recognized in the industry.

B. Extent of Services. Consultant shall provide the Consulting Services to Kindred during the Term on the dates and times reasonably requested by Kindred (subject to reasonable time off as requested by Consultant in advance). Kindred shall provide Consultant with reasonable notice prior to requesting his services. Consultant shall not take any action or hold himself out as representing Kindred on any matter until directed to do so by Kindred. Except as otherwise provided herein, Consultant shall be free to provide services, including similar consulting services, to other individuals, companies or entities.

C. Location for Providing Services. Consultant shall provide the Consulting Services requested by Kindred at either the principal office of Kindred or such other places agreed to between Kindred and the Consultant.

D. Ownership of Work Product. Any information, reports, ideas, data or work product produced or developed by Consultant or with third parties in the course of providing the Consulting Services hereunder will be the exclusive property of Kindred.

2. Consulting Fees. For the Consulting Services to be rendered by Consultant hereunder and in further consideration for Consultant’s other promises and covenants herein, Kindred shall pay Consultant a consulting fee of $20,833 per month (the “Consulting Fee”) on the first day of each month during the Term. Kindred also shall promptly reimburse Consultant for all reasonable, pre-approved expenses incurred by Consultant in performing the services requested by Kindred, including all travel expenses, provided that Consultant properly accounts therefor in accordance with Kindred’s established policies. Kindred also will provide Consultant with a laptop computer and access to

Kindred’s information technology systems as necessary for Consultant to perform the services under this Agreement. During the Term, Consultant shall be treated as an independent contractor and Kindred shall not withhold amounts for taxes from the Consulting Fee, but shall issue a Form 1099 with respect to the Consulting Fees paid hereunder.

3. Term of Agreement. This Agreement shall become effective upon execution by both parties and shall expire on January 15, 2015 (the “Term”). Kindred may terminate this Agreement upon written notice to Consultant in the event of: (a) the death or disability of Consultant, (b) a material breach of any of the terms of this Agreement by Consultant, subject to prior written notice to Consultant from the Company and a reasonable opportunity for Consultant to cure the breach, (c) the commission by Consultant of any act of fraud or embezzlement, (d) any material violation of Kindred’s policies known to Consultant, or (e) the conviction of Consultant for any financial crime or any felony. On or after July 15, 2014, Consultant may terminate this Agreement upon 60 days advance written notice to Kindred. Notwithstanding anything in this Agreement to the contrary, the terms of Sections 4, 5, 6, 8, and 10 shall survive the termination of this Agreement.

4. Consulting Fees Upon Termination. If this Agreement is terminated by Kindred pursuant to Section 3, Kindred shall pay Consultant (or if Consultant is deceased, Consultant’s designated beneficiary or absent such designation, to Consultant’s estate) the Consulting Fees earned through the date of termination.

5. Confidential Information. Consultant agrees that from and after the date hereof, Consultant shall maintain at all times the confidentiality of any and all confidential and proprietary information of Kindred and its affiliates including, but not limited to, documents, financial and statistical data, internal reports and correspondence, files, records, proposals, business methods, names of customers and vendors, marketing plans, documents, data procedures, software (including source codes, processes, applications and formulae related thereto), research and development data, and any related documentation known by Consultant or created or used by Consultant in the course of providing the services requested hereunder (collectively, the “Proprietary Materials”). Any information of Kindred or its affiliates, whether written or not, shall be considered confidential and proprietary by the parties whether or not designated as such. Such Proprietary Materials shall at all times remain the property of Kindred and shall be deemed to have been furnished to Consultant in confidence and solely in connection with Consultant’s obligations under this Agreement. Consultant agrees not to share or use any of the Proprietary Materials for any purpose other than as permitted or required for the performance by Consultant of Consultant’s obligations hereunder. Further, without written permission, Consultant shall not share or use any Proprietary Materials with any other client or party, it being understood that to do so would violate this confidentiality provision. Upon expiration or termination for any reason of this Agreement, and upon request, Consultant shall immediately deliver to Kindred all Proprietary Materials, including copies, shall make no further use of such Proprietary Materials, and shall make reasonable efforts to ensure that no further use thereof is made by Consultant’s agents or affiliates.

6. Non-Solicit. From the date of this Agreement until January 15, 2016 (the “Non-Solicitation Period”), Consultant shall not directly or indirectly, individually or on behalf of any Person (as defined below) other than Kindred, aid or endeavor to solicit or induce any of Kindred’s or its affiliates’ employees to leave their employment with Kindred or such affiliates in order to accept employment with Consultant or any other Person; provided, however, that the foregoing shall not restrict Consultant or any other Person from conducting general solicitations or advertisements not directed specifically at employees of Kindred or its affiliates, or from employing any employee who responds to any such general solicitation or advertisement or who otherwise initiates a request for employment (the “Non-Solicitation Covenant”). For purposes of this Agreement, the term “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof. In the event that Consultant violates the Non-Solicitation Covenant, Kindred shall have the right to recoup the entire amount of any Consulting Fees, if any, already paid to Consultant pursuant to this Agreement. If the restrictions set forth in this Section 6 would otherwise be determined to be invalid or unenforceable by a court of competent jurisdiction, the parties intend and agree that such court shall exercise its discretion in reforming the provisions of this Agreement to the end that Consultant will be subject to a non-solicitation covenant which is reasonable under the circumstances and enforceable by Kindred. It is agreed that no adequate remedy at law exists for the parties for violation of this Section 6 and that this Section 6 may be enforced by any equitable remedy, including specific performance and injunction, without limiting the right of Kindred to proceed at law to obtain such relief as may be available to it including, but not limited to, the right to recoup Consulting Fees. The running of the Non-solicitation Period shall be tolled for any period of time during which Consultant is in violation of any covenant contained herein, for any reason whatsoever. Kindred shall have the right to advise any of Consultant’s prospective or then-current employers of the provisions of this Agreement without liability. Kindred’s right to enforce the provisions of this Agreement shall not be affected by the existence, or non-existence, of any other similar agreement, or by Kindred’s failure to exercise any of its rights under this Agreement or any other similar agreement or to have in effect a similar agreement. This Section 6 shall survive this Agreement.

7. Entire Agreement. This Agreement constitutes the entire agreement between Consultant and Kindred with respect to the subject matter hereof and no prior or collateral promises or conditions, whether written or oral, in connection with or with respect to the subject matter not incorporated herein shall be binding upon the parties. No modification, extension, renewal, recision, or waiver of any of the provisions contained herein or any future representation, promise or condition in connection with the subject matter hereof, shall be binding upon any of the parties unless made in writing and fully executed by all the parties.

8. Disputes. Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the City of Louisville, Kentucky, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. Kindred shall pay all costs of the arbitration and all reasonable attorneys’ and accountants’ fees of Consultant incurred in connection therewith, including any litigation to enforce any arbitration award.

9. Waiver. The failure of any of the parties to enforce any provision of this Agreement cannot be construed to be a waiver of such provision or of the right thereafter to enforce the same, and no waiver of any breach shall be construed as an agreement to waive any subsequent breach of the same or any other provision.

10. Assignment. Consultant may not assign Consultant’s interest in or delegate the performance of Consultant’s obligations under this Agreement to any other person without obtaining the prior written consent of Kindred. This Agreement shall inure to the benefit of and be binding upon Kindred, its parent company and their successors and assigns. Kindred shall require any successor

(whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Kindred, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Kindred would be required to perform it if no such succession had taken place. As used in this Agreement, “Kindred” shall mean Kindred as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11. Legal Relationship. Consultant agrees that, regarding all matters relating to this Agreement, Consultant shall be an independent contractor and not an agent or employee of Kindred and shall not hold himself out as a legal representative, agent, joint venturer, partner, or employee of Kindred for any purpose whatsoever. Consultant has no right or authority to assume or create any obligations of any kind or to make any representations or warranties, whether express or implied, on behalf of Kindred or to bind Kindred in any respect whatsoever (and shall not hold himself out as having such authority).

12. Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand, by prepaid first class registered mail or certified mail, return receipt requested, by courier, by telex, by overnight delivery service or by facsimiled, addressed as follows:

If to Kindred:	Kindred Healthcare Operating, Inc. 680 South Fourth Avenue Louisville, Kentucky 40202 Attn: General Counsel

If to Consultant:	Richard A. Lechleiter 601 Club Lane Louisville, KY 40207

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky. The parties hereto consent to the exclusive jurisdiction of the Jefferson County, Kentucky Circuit Court or the United States District Court, Western District of Kentucky at Louisville, and hereby waive any objection to the jurisdiction of, or venue of any action instituted in, such court.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

KINDRED HEALTHCARE OPERATING, INC.

By:

Title:

CONSULTANT

RICHARD A. LECHLEITER

EXHIBIT A

Consulting Services

- Accounting matters including monthly and quarterly accounting close

- Assistance with accounting issues involving acquisitions and divestitures

- Assistance with accounting issues associated with the Company’s strategic plan

- Assistance with the Company’s annual budget and related items

- Assistance with investor relations matters